Exhibit 10.44

February 27, 2022
Kekin Ghelani Sent via email:

Dear Kekin,

Summit Materials, LLC (“Summit Materials” or the “Company”) is pleased to offer you a position on our team! The details of your offer are as follows:

Position Title: Chief Strategy & Growth Officer, Summit Materials
Reporting to: Anne Noonan, President & Chief Executive Officer, Summit Materials
Location: Remote from Dallas, TX until relocation to Denver, CO – timing to be mutually agreed
Annual Base Salary: $525,000
Sign-On Bonus: $50,000 to be paid on the 1st payroll cycle, subject to applicable payroll tax withholding. If you voluntarily exit the company or are terminated for Cause (defined below) within the first 24 months, you will be required to repay the bonus on a prorated basis.

Annual Cash Bonus Target: You are eligible to receive a performance-based bonus target of 75% of your base salary. Your bonus will be based on attainment of business financial and ESG goals as well as achievement of personal commitments that will be reviewed annually. Any bonus approved for the year will be based on eligible earnings. Employees must start prior to October 1 to be eligible.

Long Term Equity Incentive Plan: You will be eligible to participate annually in Summit Materials’ Long-Term Equity Incentive Plan (the “LTIP”). Your initial annual award eligibility will be 125% of your Annual Base Salary, with eligibility beginning in 2022. This grant will be made on the next quarterly award date following your start date. Your eligibility to participate in the LTIP (as well as the level of your participation, if any) will be evaluated on an annual basis and is subject to the approval of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Initial Equity Award: Initial award of restricted stock units (“RSUs”) having a value of $450,000, to be made on the next quarterly award date following your start date, which award will vest in three installments: i) $150,000 on the first anniversary of the grant date, ii) $150,000 on the second anniversary of the grant date, and iii) $150,000 on the third anniversary of the grant date. The number of RSUs granted as well as the number attributable to each vesting will be determined on the grant date using the average of the closing price of Summit Materials, Inc’s Class A Common Stock (“Common Stock”) for the twenty (20) trading days preceding the grant date. Each vesting is subject to ongoing employment through each vesting date and the dollar value of such will fluctuate based on the price of the Common Stock.

Severance: You will be eligible to participate in a severance program that provides for 24-months of benefits under certain termination circumstances, including termination after a change in control of the Company. The full details of the program will be available in a participation agreement. Please note that this benefit is only made available to a limited subset of Company employees.

Start Date: Your official start date with Summit Materials will be confirmed after satisfactory completion of the pre-employment process, including 1) reference checks, 2) background and criminal screening, 3) drug testing, 4)

Exhibit 10.44

completion of the I-9 form, and 5) execution of a non-disclosure and confidentiality agreement (if applicable based on your position). Start date to be mutually determined no later than March 4, 2022.

Employee Benefits: Your eligibility date for the following benefits will be the 1st of the month following employment.

•Medical	•Flexible Spending Accounts	•Long Term Disability
•Dental	•Health Savings Account	•Short Term Disability
•Vision •Executive Physical	•Life Insurance	•401(k) Retirement Savings Plan •Employee Stock Purchase Plan

PTO: 4 weeks (20 days) per calendar year (effective on date of hire) in addition to the paid holidays observed by Summit Materials.

Cell Phone: As part of this offer, you are eligible to receive reimbursement or receive a company phone. Please indicate here which you would like to receive:

$50 monthly reimbursement to cover work related costs on your personal cell phone
X	Summit Materials company cell phone

You may elect to change this selection with advanced notice in the future. The above selection will be effective as of your first date of employment.

Relocation: In an effort to provide assistance with your relocation, we will provide the following:

1)One seven-day house hunting trip for you and your significant other including airfare, lodging, meals and car rental.
2)Temporary housing in the new location for a period up to three (3) months.
3)Reimbursement for all closing costs associated with the sale of your current home including: realtor sales commissions, attorney fees, document preparation and transfer fees.
4)Direct payment for reasonable expenses associated with the packing, shipping and unpacking of your household goods, including full replacement insurance.
5)Reimbursement for reasonable expenses associated with the physical move of your family including airfare, lodging, mileage and meals. Documentation is required and submitted in an expense report.
6)Shipment of one vehicle to the new location with the associated vehicle shipment insurance.
7)Three (3) months storage for household goods or moving stipend in the amount of one months salary.

Should you resign from the position or be terminated for Cause within 24 months of your hire date, you will be required to reimburse 100% of the associated relocation costs.

Conditional Offer: This letter is a confirmation of a conditional employment offer and should not be construed as an employment contract. Summit Materials may rescind this offer at any time and for any reason, or for no reason. Further, please note that your employment with Summit Materials will be “at will,” meaning that Summit Materials or you can terminate your employment at any time and without advance notice or cause.

Representations: By signing this letter you represent that: (1) you are not a party to any agreement that would prohibit you from entering into employment with Summit Materials; (2) no trade secret or proprietary information belonging to your previous employers will be disclosed by you at Summit Materials and that no such information,

Exhibit 10.44

whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to Summit Materials; and (3) you have brought to the Summit Materials’ attention and provided it with a copy of any agreement, order of any court or administrative body or any other similar item that may impact your future employment at Summit Materials, including but not limited to any non-disclosure, non-competition, non- solicitation or invention assignment agreements containing future work restrictions.

Please indicate your acceptance of this offer by signing below. If you have any questions surrounding the details of your offer, please reach out to myself or Deon MacMillan.

We’re very excited to extend this offer and look forward to your contributions to Summit Materials.

Sincerely,

/s/ Anne Noonan	February 28, 2022
Signature	Date

Anne Noonan
Print Name

President & CEO
Title

AGREED and ACCEPTED

/s/ Kekin Ghelani	February 28, 2022
Signature	Date

Kekin Ghelani
Print Name

“Cause” means any of the following has occurred: (A) failure to reasonably perform your duties, lawful instructions of the Board or your direct superior, in each case other than as a result of your incapacity due to physical or mental illness or injury, in a manner that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an affiliate, following notice by the Company of such failure, (B) you have engaged or are about to engage in conduct harmful (whether financially, reputationally or otherwise) to the Company or an affiliate, (C) you have been convicted of, or pled guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (D) willful misconduct or gross neglect that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an affiliate, (E) willful violation of the Company’s written policies that could reasonably be expected to result in harm (whether financially, reputationally or otherwise) to the Company or an affiliate; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or an affiliate (other than good faith expense account disputes); (G) personal dishonesty which involves personal profit in connection with your employment or service with the Company or an affiliate, or (H) willful breach of fiduciary duty owed to the Company or an affiliate.